Exhibit 99.1

Zencoder Inc.

Financial Statements

Year Ended December 31, 2011 and

the Period From January 8, 2010 (Inception) through December 31, 2010

Report of Independent Auditors

The Board of Directors and Stockholders of

Zencoder Inc.

We have audited the accompanying balance sheets of Zencoder Inc. (the Company) as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2011 and the period from January 8, 2010 through December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zencoder Inc. at December 31, 2011 and 2010, and the results of its operations and its cash flows for the year ended December 31, 2011 and the period from January 8, 2010 through December 31, 2010, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Zencoder Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has limited working capital. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 6, 2012

Zencoder Inc.

Balance Sheets

	December 31
	2011	2010
Assets
Current assets:
Cash	$722,450	$305,367
Restricted cash	70,000	—
Accounts receivable	9,658	45,000
Prepaid expenses and other current assets	86,052	11,766

Total current assets	888,160	362,133

Property and equipment, net	50,203	12,794

Total assets	$938,363	$374,927

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$92,369	$1,852
Accrued expenses	131,561	64,959
Deferred revenue	24,219	20,660

Total current liabilities	248,149	87,471

Convertible notes payable	—	616,267
Embedded derivative liability	—	60,500
Deferred revenue, net of current portion	—	3,000
Other liabilities	—	16,590

Total liabilities	248,149	783,828

Commitments and contingencies (Note 4)

Stockholders’ equity (deficit):
Convertible preferred stock, $0.00001 par value, 5,500,000 shares authorized at December 31, 2011; 5,316,430 shares issued and outstanding at December 31, 2011 (liquidation value of $2,598,671 as of December 31, 2011)	2,472,321	—
Common stock, $0.00001 par value; 25,500,000 shares authorized at December 31, 2011; 14,943,477 and 13,815,518 shares issued and outstanding at December 31, 2011 and 2010, respectively	149	138
Additional paid in capital	144,785	33,544
Accumulated deficit	(1,927,041)	(442,583)

Total stockholders’ equity (deficit)	690,214	(408,901)

Total liabilities and stockholders’ equity (deficit)	$938,363	$374,927

See accompanying notes.

Zencoder Inc.

Statements of Operations

	Year Ended December 31 2011	Period From January 8, 2010 (Inception) through December 31 2010

Revenue:
Subscription and support revenue	$667,177	$86,696
Professional services and other revenue	40,691	254,720

Total revenue	707,868	341,416

Cost of revenue:
Cost of subscription and support revenue	387,102	58,888
Cost of professional services and other revenue	13,422	52,029

Total cost of revenue	400,524	110,917

Gross profit	307,344	230,499

Operating expenses:
Research and development	791,006	321,799
Sales and marketing	528,257	122,594
General and administrative	521,692	179,507

Total operating expenses	1,840,955	623,900

Loss from operations	(1,533,611)	(393,401)

Other income (expense):
Interest income (expense), net	49,466	(48,883)
Other expense, net	(313)	(299)

Total other income (expense), net	49,153	(49,182)

Net loss	$(1,484,458)	$(442,583)

See accompanying notes.

Zencoder Inc.

Statements of Stockholders’ Equity (Deficit)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Par Value	Capital	Deficit	Total
Inception, January 8, 2010	—	$—	—	$—	$—	$—	$—
Exchange of membership interests for shares of common stock upon incorporation and net contribution of assets and liabilities from stockholders	—	—	5,415,518	54	4,194	—	4,248
Issuance of common stock	—	—	1,200,000	12	16,530	—	16,542
Issuance of restricted common stock	—	—	7,200,000	72	(13,680)	—	(13,608)
Vesting of restricted common stock	—	—	—	—	5,345	—	5,345
Stock-based compensation expense	—	—	—	—	21,155	—	21,155
Net loss	—	—	—	—	—	(442,583)	(442,583)

Balance, December 31, 2010	—	—	13,815,518	138	33,544	(442,583)	(408,901)
Expiration of convertible security	—	—	—	—	3,458	—	3,458
Issuance of convertible preferred stock, net of issuance costs of $14,118	3,917,794	1,900,797	—	—	—	—	1,900,797
Issuance of common stock and convertible preferred stock upon conversion of convertible notes	1,398,636	571,524	2,227,959	22	93,104	—	664,650
Recognition of beneficial conversion feature related to paid-in-kind interest on convertible notes	—	—	—	—	3,647	—	3,647
Repurchase of unvested restricted common stock	—	—	(1,100,000)	(11)	11	—	—
Vesting of restricted common stock	—	—	—	—	(3,266)	—	(3,266)
Stock-based compensation expense	—	—	—	—	14,287	—	14,287
Net loss	—	—	—	—	—	(1,484,458)	(1,484,458)

Balance, December 31, 2011	5,316,430	$2,472,321	14,943,477	$149	$144,785	$(1,927,041)	$690,214

See accompanying notes.

Zencoder Inc.

Statements of Cash Flows

	Year Ended December 31 2011	Period from January 8, 2010 (Inception) through December 31 2010

Operating activities
Net loss	$(1,484,458)	$(442,583)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,520	3,587
Stock-based compensation	14,287	21,155
Loss on disposal of equipment	2,654	330
Non-cash interest expense	14,488	25,294
Change in fair value of embedded derivative	(60,500)	24,900
Changes in assets and liabilities:
Accounts receivable	35,342	(45,000)
Prepaid expenses and other current assets	(74,876)	(11,176)
Accounts payable	90,517	1,852
Accrued expenses	65,415	56,696
Deferred revenue	559	23,660

Net cash used in operating activities	(1,384,052)	(341,285)

Investing activities
Purchases of property and equipment	(56,404)	(9,804)
Proceeds from sale of property and equipment	3,821	800
Increase in restricted cash	(70,000)	—

Net cash used in investing activities	(122,583)	(9,004)

Financing activities
Proceeds from issuance of common stock and convertible security	—	20,000
Payments of liabilities assumed from stockholders	—	(3,459)
Proceeds from issuance of convertible notes, net of issuance costs	25,000	639,115
Proceeds from issuance of convertible preferred stock, net of issuance of costs	1,900,797	—
Payments to repurchase restricted common stock	(2,079)	—

Net cash provided by financing activities	1,923,718	655,656

Net increase in cash	417,083	305,367
Cash at beginning of year	305,367	—

Cash at end of year	$722,450	$305,367

Zencoder Inc.

Statements of Cash Flows (continued)

	Year Ended December 31 2011	Period from January 8, 2010 (Inception) through December 31 2010

Supplemental disclosure of non-cash financing and investing activities
Exchange of membership interests for shares of common stock upon incorporation	$—	$54
Contribution of property and equipment from stockholders	—	7,707
Vesting of restricted stock, net of restrictions	(3,266)	5,345
Expiration of convertible security	3,458	—
Issuance of common stock and convertible preferred stock upon conversion of convertible notes	664,650	—

	$664,842	$13,106

See accompanying notes.

1. Organization and Operations

Zencoder Inc. (the Company) is a provider of cloud-based audio and video encoding services that enable content providers to quickly deploy video to Internet-connected devices. The Company is headquartered in San Francisco, California.

The Company was initially formed in Minnesota in 2008 as a limited liability company named Zencoder LLC. On January 8, 2010, the Company reorganized as a C corporation under Delaware law whereby each membership unit of Zencoder LLC was exchanged for one share of common stock of Zencoder Inc. Zencoder LLC incurred an insignificant level of business activity and did not hold significant assets or liabilities. As such, these financial statements do not reflect any transactions that occurred prior to the reorganization of the Company on January 8, 2010 (Inception). At or around the time of the reorganization, certain assets and liabilities were transferred from Zencoder LLC to the Company and certain additional assets and liabilities were contributed by stockholders, including cash, accounts receivable, property and equipment and accounts payable. These assets and liabilities were recorded by the Company at their net carrying amounts at the date of contribution, with the net amount of $4,248 recorded as additional paid in capital in the accompanying financial statements.

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has experienced recurring losses from operations since inception and will be required to obtain additional funding or alternative means of financial support, or both, prior to January 1, 2013, in order to continue as a going concern. As shown in the accompanying financial statements, the Company incurred net losses of $1,484,458 and $442,583 for the year ended December 31, 2011 and the period from January 8, 2010 (Inception) through December 31, 2010, respectively, and has an accumulated deficit of $1,927,041 as of December 31, 2011. Additionally, the Company incurred negative cash flows from operations of $1,384,052 and $341,285 for the year ended December 31, 2011 and the period from January 8, 2010 (Inception) through December 31, 2010, respectively.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

On August 14, 2012, the Company was acquired by Brightcove Inc. See Note 11.

2. Summary of Significant Accounting Policies

The accompanying financial statements reflect the application of certain significant accounting policies as described below and elsewhere in these notes to the financial statements.

Use of Estimates and Uncertainties

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts expensed during the reporting period. Actual results could differ from those estimates.

Significant estimates relied upon in preparing these financial statements include revenue recognition and revenue reserves, expensing and capitalization of research and development costs for internal-use software, the determination of the fair value of derivative instruments, the determination of the fair value of stock awards issued, stock-based compensation expense and the recoverability of the Company’s net deferred tax assets and related valuation allowance.

Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from management’s estimates if these results differ from historical experience or other assumptions do not turn out to be substantially accurate, even if such assumptions are reasonable when made.

The Company is subject to a number of risks and uncertainties common to companies in similar industries and stages of development including, but not limited to, rapid technological changes, competition from substitute products and services from larger companies, customer concentration, protection of proprietary rights, patent litigation, and dependence on key individuals.

Subsequent Events Considerations

The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through September 6, 2012, the date these financial statements are considered issued, and the financial statements reflect those material items that arose after the balance sheet date but prior to this date that would be considered recognized subsequent events. There were no material recognized subsequent events recorded in the December 31, 2011 financial statements.

Cash

Cash consists of cash on deposit with banks. The Company had no investments as of December 31, 2011 or 2010.

Restricted Cash

As of December 31, 2011, the Company had restricted cash in the amount of $70,000 related to the contractual provisions of the Company’s corporate credit card. The restricted cash is held in an interest-bearing certificate of deposit that was opened in July 2011 with an initial maturity of six months. The certificate renews automatically for successive three-month periods, with the next maturity date occurring in July 2012. The Company had no restricted cash as of December 31, 2010.

Derivative Instruments

The Company issued certain convertible notes in 2010 which contained various embedded derivative instruments. In particular, the convertible notes contained a put option in which potential payments would be made to investors in the event of a sale of the Company prior to the closing of a qualified equity financing. This embedded put option is not considered clearly and closely related to the debt host and results in an embedded derivative that must be bifurcated and accounted for separately from the debt host. Accordingly, the Company has recorded these potential payments as a derivative financial liability.

Derivative financial liabilities are initially recorded at fair value, with gains and losses arising for changes in fair value recognized in the statement of operations at each period end while such instruments are outstanding. The liability is being valued using a probability weighted expected return model. The derivative financial liability was derecognized upon conversion of the convertible notes in 2011. See Note 5 for further discussion of the convertible notes and the embedded derivative liability.

Revenue Recognition

The Company primarily derives revenue from the sale of its cloud-based video and audio encoding service (encoding services), which converts videos into formats that are compatible with web playback, mobile phones, or other devices customers need to support. In limited situations, the Company has also derived revenue from additional support provided in connection with the encoding services. The Company has also derived professional services revenues from consulting arrangements, including general software development and web hosting management consulting services.

The Company recognizes revenues when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the collection of fees is reasonably assured and (4) the amount of fees to be paid by the customer is fixed or determinable.

The Company’s encoding services are provided to customers via subscription arrangements, which provide the customer with the right to access the Company’s software in order to submit videos and receive the encoded output files. Customers do not have the right to take possession of the Company’s software during the subscription arrangement. Accordingly, the Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 605, Revenue Recognition.

The Company’s subscription arrangements are generally on a month-to-month basis, but can have a term of up to one year or longer. The subscription arrangements generally provide the customer with a fixed monthly level of encoding services, and provide the rate at which the customer must pay for actual usage above the fixed monthly level. With limited exceptions, the Company has not historically assessed whether collectability was reasonably assured at the outset of the arrangement. Accordingly, in such cases the Company has concluded that there is insufficient basis to assess whether collection is reasonably assured and recognizes the related subscription and support revenue when cash is collected. However, for certain larger, more established customers who generally enter into agreements with terms of one year or longer, the Company has concluded that collectability is reasonably assured at the outset of the arrangement and recognizes the monthly subscription fees and related support as revenue in the month of the usage.

The Company’s professional services arrangements are billed on a time and materials basis pursuant to consulting agreements. With limited exceptions, the Company has not historically assessed whether collectability was reasonably assured at the outset of the professional services arrangements. Accordingly, in such cases the Company has typically concluded that there is insufficient basis to assess whether collection is reasonably assured and revenue recognition commences upon the later of when the service has been provided or when all revenue recognition criteria have been met, which in certain cases results in revenue recognition upon cash collection.

Deferred revenue primarily consists of outstanding customer credits, customer deposits and prepayments.

Revenue is presented net of any taxes collected from customers, as applicable.

The majority of the Company’s customer arrangements are single element arrangements. However, the Company has entered into certain multiple-element arrangements, which included subscription arrangements and expanded service level or premium support agreements. Since each of these elements represent services that are provided to the customer throughout the related contract period, each of the elements is being recognized on a ratable basis over the term of the arrangement.

Cost of Revenue

Cost of revenue primarily consists of costs related to supporting and hosting the Company’s product offerings, credit card processing fees and delivering professional services. These costs include third-party service provider hosting costs, allocated overhead and depreciation expense, and salaries, benefits and stock-based compensation expense related to the Company’s personnel providing professional services.

Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount. The Company generally does not require collateral for accounts receivable. While the Company recognizes revenue for most customers upon cash receipt, in certain cases the Company recognizes revenue prior to cash receipt and records an allowance for doubtful accounts to offset gross trade accounts receivable whenever a credit loss is deemed probable. The allowance for doubtful accounts was zero as of December 31, 2011 and 2010.

Disclosure of Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash, accounts receivable, accounts payable, accrued expenses, derivative liabilities and convertible debt, approximated their fair values at December 31, 2011 and 2010, due to the short-term nature of these instruments, and for the convertible debt, the interest rate the Company believes it could obtain for borrowings with similar terms. See discussion elsewhere in Note 2 for discussion on the determination of the fair value of the Company’s derivative liabilities.

The Company has evaluated the estimated fair value of financial instruments using available market information and management’s estimates. The use of different market assumptions and/or estimation methodologies could have a significant effect on the estimated fair value amounts. See Note 3 for further discussion.

Off-Balance Sheet Risk and Concentration of Credit Risk

The Company has no significant off-balance sheet risk, such as foreign exchange contracts, option contracts or other foreign hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company maintains its cash principally with accredited financial institutions of high credit standing. Although the Company deposits its cash with multiple financial institutions, its deposits, at times, may exceed federally insured limits. The Company has not historically experienced any significant bad debt losses related to receivables from individual customers or groups of customers and management does not believe that there is significant credit risk in the Company’s accounts receivable as of December 31, 2011.

For the year ended December 31, 2011, no individual customer accounted for more than 10% of total revenue. For the period from January 8, 2010 (Inception) through December 31, 2010, two customers accounted for approximately 45% and 11%, respectively, of total revenue.

As of December 31, 2011, three customers accounted for approximately 54%, 25% and 21%, respectively, of accounts receivable. As of December 31, 2010, one customer accounted for 100% of accounts receivable.

Concentration of Other Risks

The Company is dependent on certain hosting providers who operate servers which the Company uses to deliver its services. The disruption of these hosting providers could have a material adverse effect on the Company’s business, financial position and results of operations.

Software Development Costs

Costs incurred to develop software applications used in the Company’s encoding services consist of (a) certain external direct costs of materials and services incurred in developing or obtaining internal-use computer software, and (b) payroll and payroll-related costs for employees who are directly associated with and who devote time to, the project. The Company follows the guidance of ASC 350-40, Internal Use Software, in accounting for its software development costs. The costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the application is substantially complete and ready for its intended use. Because the Company believes the majority of its development efforts are either in the preliminary stage of development or in the operation stage (post-implementation), no costs have been capitalized to date. These costs are included in the accompanying statements of operations as research and development expense.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Upon retirement or sale, the cost of assets disposed of, and the related accumulated depreciation, are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss in the period of retirement or sale.

Property and equipment consists of the following:

	Estimated Useful Life (in Years)	December 31,
		2011	2010

Computer equipment	3	$32,310	$13,445
Furniture and fixtures	5	14,288	2,498
Software	3	17,717	—

		64,315	15,943
Less accumulated depreciation		(14,112)	(3,149)

		$50,203	$12,794

Depreciation expense for the year ended December 31, 2011 and for the period from January 8, 2010 (Inception) through December 31, 2010 was $12,520 and $3,587, respectively. Losses on disposal of equipment were $2,654 and $330 for the year ended December 31, 2011 and for the period from January 8, 2010 (Inception) through December 31, 2010, respectively.

Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized as additions to property and equipment, though no such improvements were made during the year ended December 31, 2011 or during the period from January 8, 2010 (Inception) through December 31, 2010.

The Company reviews its property and equipment whenever events or changes in circumstances indicate that the carrying value of certain assets might not be recoverable. In these instances, the Company recognizes an impairment loss when it is probable that the estimated cash flows are less than the carrying value of the asset. For the year ended December 31, 2011 and for the period from January 8, 2010 (Inception) to December 31, 2010, the Company recorded no impairment losses.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates. In addition, this method requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions recognized in the financial statements by prescribing a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company has no recorded liabilities for uncertain tax positions as of December 31, 2011 or 2010.

Stock-Based Compensation

At December 31, 2011, the Company had one stock-based compensation plan, the 2010 Stock Plan (the 2010 Plan), which is more fully described in Note 6.

For awards issued under the 2010 Plan and standalone restricted stock purchase agreements, the fair value of each award is estimated on the date of grant. For restricted stock awards issued pursuant to standalone restricted stock purchase agreements, the fair value of each award was estimated based on the estimated fair value of the Company’s common stock. The Company recognizes compensation expense for stock option awards issued under the 2010 Plan on a straight-line basis over the requisite service period of the award. The Company recognized compensation expense and an associated accrued expense for restricted stock awards issued pursuant to standalone restricted stock purchase agreements upon issuance based on the aggregate grant date fair value due to previous instances of the Company repurchasing unvested shares of restricted stock upon termination and the associated non-substantive service condition. As the awards of restricted stock vest, the Company reclassifies the accrued expense to additional paid-in capital.

Given the absence of an active market for the Company’s common stock, the Board of Directors (the Board) were required to estimate the fair value of the Company’s common stock at the time of each award. The Board considered numerous objective and subjective factors in determining the value of the Company’s common stock at each grant date, including the following: (1) the per-share price of issuances of the Company’s preferred stock, which the Company sold to outside investors in arm’s-length transactions, and the rights, preferences, and privileges of the Company’s preferred stock and common stock; (2) valuations performed by an independent valuation specialist; (3) the Company’s stage of development and revenue growth; (4) the fact that the awards involved illiquid securities in a private company and (5) the likelihood of achieving a liquidity event for the shares of common stock underlying the awards, such as an initial public offering or sale of the Company, given prevailing market conditions. The Company believes this to have been a reasonable methodology based on certain arm’s-length transactions involving the Company’s preferred stock, supportive of the results produced by this valuation methodology. As the Company’s common stock is not actively traded, the determination of fair value involves assumptions, judgments and estimates. If different assumptions were made, stock-based compensation expense and net loss could have been significantly different.

The fair value of each option grant issued under the 2010 Plan was estimated using the Black-Scholes-Merton option-pricing model. As there was no public market for its common stock, the Company determined the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of options granted has been estimated based on an average of the historical volatility measures of this peer group of companies. The expected life of options has been estimated utilizing the “simplified method.” The simplified method is based on the average of the vesting tranches and the contractual life of each grant. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.

The weighted-average assumptions utilized to estimate the fair value of options granted are presented in the following table:

	Year Ended December 31 2011	Period from January 8, 2010 through December 31 2010

Risk-free interest rate	1.35%	2.71%
Expected volatility	58%	60%
Expected life (in years)	6.25	6.25
Expected dividend yield	—	—

The weighted-average fair value of options granted was $0.03 per share during both the year ended December 31, 2011 and for the period from January 8, 2010 (Inception) through December 31, 2010.

The Company accounts for transactions in which services are received from non-employees in exchange for equity instruments based on the fair value of such services received, or of the equity instruments issued, whichever is more reliably measured. The Company determines the stock-based compensation expense related to non-employee option awards using the Black-Scholes-Merton option-pricing model. The Company determines the stock-based compensation expense related to non-employee restricted stock awards based on the estimated fair value of the Company’s common stock. Additionally, in accordance with ASC 505-50, Equity-Based Payments to Non-Employees, the Company accounts for awards to non-employees such that the fair value of the awards is remeasured at each reporting date until the earlier of: (1) the performance commitment date or (2) the date the services required under the arrangement have been completed.

The Company recognized stock-based compensation expense as follows:

	Year Ended December 31 2011	Period from January 8, 2010 (Inception) through December 31 2010

Employee awards:
Stock options	$12,183	$3,266
Restricted stock awards	—	11,340

Non-employee awards:
Stock options	816	537
Restricted stock awards	1,288	6,012

	$14,287	$21,155

Stock-based compensation expense was recognized in the accompanying statements of operations as follows:

	Year Ended December 31 2011	Period from January 8, 2010 (Inception) through December 31 2010

Cost of subscription and support revenue	$200	$—
Research and development	10,793	12,565
Sales and marketing	2,018	4,411
General and administrative	1,276	4,179

	$14,287	$21,155

As of December 31, 2011, there was $43,582 of total unrecognized stock-based compensation expense that is expected to be recognized over a weighted-average service period of approximately 3.1 years. The total unrecognized stock-based compensation expense will be adjusted for future changes in estimated forfeitures.

Comprehensive Loss

Comprehensive loss is defined as the change in stockholders’ equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The comprehensive loss for all periods presented does not differ from the reported net loss.

Advertising Costs

Advertising costs are charged to operations as incurred. The Company incurred advertising costs of $24,267 and $3,643 for the year ended December 31, 2011 and for the period from January 8, 2010 (Inception) through December 31, 2010, respectively.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Updated (ASU) No. 2011-04, Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (IFRSs). The amendments in this update apply to all reporting entities that are required or permitted to measure or disclose the fair value of an asset, a liability, or an instrument classified in a reporting entity’s shareholders’ equity in the financial statements. ASU No. 2011-04 does not extend the use of fair value accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within U.S. GAAP or IFRS. ASU No. 2011-04 changes the wording used to describe many requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, ASU No. 2011-04 clarifies the FASB’s intent about the application of existing fair value measurements. The amendments in this update are to be applied prospectively. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Nonpublic entities may apply the amendments early, but no earlier than for interim periods beginning after December 15, 2011. The Company does not expect the provisions of ASU No. 2011-04 to have a material effect on its financial position, results of operations or cash flows.

3. Fair Value Measurements

Fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company uses valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

•	Level 1: Observable inputs, such as quoted prices for identical assets or liabilities in active markets;

•

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly, such as quoted prices for similar assets or liabilities, or market-corroborated inputs; and

•

Level 3: Unobservable inputs for which there is little or no market data which require the reporting entity to develop its own assumptions about how market participants would price the assets or liabilities.

The valuation techniques that may be used to measure fair value are as follows:

A. Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

B. Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts, including present value techniques, option-pricing models, and excess earnings method.

C. Cost approach—Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

The Company has evaluated the estimated fair value of financial instruments using available market information and management’s estimates. The use of different market assumptions and/or estimation methodologies could have a significant effect on the estimated fair value amounts.

The following tables set forth the Company’s financial instruments carried at fair value using the lowest level of input as of December 31, 2011 and 2010:

	December 31, 2011
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

Assets:
Restricted cash	$70,000	$—	$—	$70,000

Total assets	$70,000	$—	$—	$70,000

	December 31, 2010
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

Liabilities:
Embedded put option associated with convertible notes (Note 5)	$—	$—	$60,500	$60,500

Total liabilities	$—	$—	$60,500	$60,500

As more fully described in Note 5, the convertible promissory notes were converted into shares of convertible preferred stock and common stock during the year ended December 31, 2011 and the related embedded put option was derecognized at that time.

The Company measures eligible assets and liabilities at fair value, with changes in value recognized in earnings. Fair value treatment may be elected either upon initial recognition of an eligible asset or liability or, for an existing asset or liability, if an event triggers a new basis of accounting. The Company did not elect to remeasure any of its existing financial assets or liabilities, and did not elect the fair value option for any financial assets and liabilities transacted in the year ended December 31, 2011 or in the period from January 8, 2010 (Inception) through December 31, 2010.

4. Commitments and Contingencies

Operating Lease Commitments

The Company leases its facilities under cancelable and non-cancelable operating leases. These operating leases expire at various dates through May 2012. As of December 31, 2011, the Company has a future minimum rental commitment under operating leases of $43,731, payable during fiscal year 2012.

Certain of the Company’s operating leases include lease incentives. The Company is recording the related rent expense on a straight-line basis over the term of the lease. The lease incentives are considered an inseparable part of the lease agreement, and are recognized as a reduction of rent expense on a straight-line basis over the term of the lease. Based on the accelerated timing of certain lease payments, the straight-line recognition of the lease incentives resulted in a balance of $4,463 in prepaid expenses and other current assets as of December 31, 2011. Rent expense for the year ended December 31, 2011 and for the period from January 8, 2010 (Inception) through December 31, 2010 was $78,952 and $29,548, respectively.

The Company does not have any other contractual purchase obligations as of December 31, 2011.

Legal Matters

From time to time, and in the ordinary course of business, the Company may be subject to various claims, charges, and litigation. At December 31, 2011, the Company did not have any pending claims, charges, or litigation that it expects would have a material adverse effect on its financial position, results of operations, or cash flows.

Guarantees and Indemnification Obligations

The Company typically enters into indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies and agrees to reimburse the indemnified party for losses and costs incurred by the indemnified party, generally the Company’s suppliers or customers, or suppliers or customers of the indemnified party, in connection with patent, copyright, trade secret, or other intellectual property or personal right infringement claim by third parties with respect to the Company’s technology, as well as breaches of relevant agreements or claims of gross negligence, strict liability or willful misconduct. The term of these indemnification agreements is generally perpetual after execution of the agreement. Based on when customers first subscribe to the Company’s service, the maximum potential amount of future payments the Company could be required to make under certain of these indemnification agreements is unlimited; however, more recently the Company has typically limited the maximum potential value of such potential future payments in relation to the value of the contract. Based on historical experience and information known as of December 31, 2011, the Company has not incurred any costs for the above guarantees and indemnities.

In certain circumstances, the Company warrants that (1) its products and services will perform in all material respects in accordance with its standard published specification documentation in effect at the time of delivery of the licensed products and services to the customer for the warranty period of the product or service, (2) the Company will use reasonable efforts to prevent its products and services from introducing viruses or contaminants into the indemnified party’s computer systems and databases, (3) the Company has not used any open source software that would likely result in claims, (4) the Company has the legal rights necessary to provide its products and services without infringing on intellectual property rights, or (5) various additional warranties relating to the type of software or coding used by the Company in its products and services. To date, the Company has not incurred significant expense under its warranties and, as a result, the Company believes the potential exposure under these agreements is immaterial.

5. Convertible Notes Payable

From April to June 2010, the Company entered into subordinated note purchase agreements with various investors (the “2010 Notes”), whereby the Company borrowed $665,000. The funds related to $640,000 of the 2010 Notes were received in 2010, while the remaining $25,000 was received in 2011. Proceeds received by the Company are in consideration for convertible promissory notes issued to the investors. The maturity date is April 30, 2012 and interest accrues at 3% per annum throughout the term of the 2010 Notes.

The 2010 Notes contained a put option and a contingent conversion feature as follows:

Put Option – In the event of a sale of the Company prior to the closing of a qualified equity financing, as defined, all amounts outstanding under the 2010 Notes will be canceled and the holders of the notes will receive, in cash, an amount equal to two times the principal amount of the notes (“Change in Control Premium”). The requirement to pay the Change in Control Premium results in a premium to the holders of the 2010 Notes that is not considered clearly and closely related to the debt host and results in an embedded derivative that must be bifurcated and accounted for separately from the debt host. Accordingly, upon the issuance of the 2010 Notes, the Company recorded the estimated fair value of this put option (embedded derivative) as a liability of $35,600. The estimated fair value of the embedded derivative was determined assuming a probability of 10% that a change of control would occur. This liability was recorded by reducing the carrying value of the 2010 Notes by $35,600, which was accreted to interest expense through the date of the conversion of the 2010 Notes into common stock and preferred stock in April 2011.

The derivative liability is recorded at fair value with changes in fair value recognized in interest income (expense), net. As of December 31, 2010, the estimated fair value of the embedded derivative was determined assuming a probability of 15% that a change in control would occur. As a result, the Company increased the fair value of the embedded derivative liability to $60,500, and recorded interest expense of $24,900. Upon conversion of the 2010 Notes into common stock and preferred stock, the remaining carrying value of the derivative liability of $60,500 was recorded to interest income and the remaining unamortized debt discount of $18,542 was recorded as a reduction of the equity proceeds.

Contingent Conversion Upon a Qualified Financing – Effective upon closing a qualified equity financing, as defined, the 2010 Notes will automatically be converted into either (A) in the event the pre-money valuation of the Company in the qualified preferred stock financing does not exceed the target valuation, as defined, that number of shares of preferred stock equal to the quotient obtained by dividing (i) the outstanding principal amount of the 2010 Notes plus, at the election of the Company, all accrued interest under the 2010 Notes by (ii) 80% of the per-share price at which the preferred stock is sold to cash investors or (B) in the event the pre-money valuation exceeds the target valuation, both (1) that number of shares of preferred stock equal to the quotient obtained by dividing (i) the outstanding principal amount of the 2010 Notes plus, at the election of the Company, all accrued interest under the Notes by (ii) the per-share price at which the preferred stock is sold to cash investors and (2) that number of shares of common stock necessary so that the average purchase price per share of such common stock and the preferred stock issued upon conversion of the 2010 Notes is equal to the target valuation share price, as defined.

In April 2011, the carrying value of the 2010 Notes and $18,653 of accrued interest were converted into shares of preferred stock and common stock at the time of the convertible preferred stock issuance (see Note 6). In comparison to the fair market value of the preferred stock and common stock issued to settle the accrued paid-in-kind interest, the effective conversion rate represented a beneficial conversion feature. Thus, the Company recorded a discount on the 2010 Notes of $3,647 with a corresponding increase to additional paid in capital, that was immediately amortized to interest expense upon conversion of the 2010 Notes in April 2011.

6. Stockholders’ Equity (Deficit)

As of December 31, 2011, the authorized capital stock of the Company was 25,500,000 shares of common stock, $0.00001 par value per share, and 5,500,000 shares of preferred stock, $0.00001 par value per share.

On January 8, 2010, in connection with the formation of the Corporation, the existing members of Zencoder LLC exchanged all of the outstanding membership units of Zencoder LLC on a one-for-one basis for 5,415,518 shares of the Company’s common stock.

Convertible Preferred Stock

The Company has authorized and designated 5,500,000 shares of convertible preferred stock (the “Preferred Stock”). From April to August 2011, the Company issued 5,316,430 shares of Preferred Stock at an issuance price of $0.4888 per share, for gross proceeds of $2,598,568, including the conversion of 2010 Notes, representing $683,653 of principal and accrued interest, net of issuance costs of $14,118.

The Preferred Stock has the following rights and privileges:

Voting – The holders of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Preferred Stock could be converted.

Conversion – Each share of Preferred Stock, is convertible at the option of the holder into one share of common stock, subject to certain adjustments for dilution, if any, resulting from future stock issuances, including for any subsequent issuance of common stock at a price per share less than that paid by the holders of the Preferred Stock. The outstanding shares of Preferred Stock automatically convert into common stock upon the occurrence of (i) an underwritten public offering of the Company’s common stock in which aggregate cash proceeds are not less than $30,000,000, or (ii) the election of the holders of a majority of the then outstanding shares of Preferred Stock.

Dividends – The holders of the Preferred Stock in preference to the holders of common stock, are entitled to receive, if and when declared by the Board of Directors, dividends at the rate of $0.039104 per share per annum. Such dividends shall not be cumulative. No such dividends have been declared to date. In addition, the holders of the Preferred Stock are entitled to receive a dividend equal to any dividend paid on common stock, when and if declared by the board, on the basis of the number of common shares into which a share of Preferred Stock may be convertible.

Liquidation – In the event of any liquidation, dissolution, winding-up or sale or merger of the Company, whether voluntarily or involuntarily, each holder of Preferred Stock is entitled to receive, in preference to the holders of common stock, a per-share amount equal to the original issue price of $0.4888 (as adjusted, as defined), plus all declared but unpaid dividends.

Common Stock

Shares of common stock have the following rights and privileges:

Voting – The holder of each share of common stock is entitled to one vote per share held. The holders of common stock shall be entitled to elect both members of the Board of Directors.

Dividends – Common stockholders are entitled to receive dividends, if and when declared by the Board of Directors, subject to the rights of holders of all classes of stock outstanding having priority rights as to dividends.

Convertible Security

On February 2, 2010, in exchange for a $20,000 investment by Y Combinator Fund I, LP (“Y Combinator”), the Company issued (i) 1,200,000 shares of its common stock pursuant to a Common Stock Purchase Agreement and (ii) a convertible security with a face amount of $17,732. In June 2012, the Company repurchased 240,000 shares of common stock from Y Combinator pursuant to an amendment to the Common Stock Purchase Agreement.

The convertible security provided contingent conversion rights at the time of a qualified equity financing, as defined. Upon conversion, the holder would receive the number of preferred shares equal to the quotient obtained by dividing (a) the face amount by (b) the price per share of preferred shares sold as part of the qualified equity financing. In the event the convertible security is not converted in connection with a qualified equity financing, the convertible security shall expire and shall no longer be convertible upon the earlier to occur of (i) February 2, 2011, (ii) any change in control or (iii) an initial public offering, as defined. The conditional obligation to settle the convertible security by issuing a variable number of preferred shares with a monetary value at inception that would vary inversely with the Company’s stock price results in liability treatment for the convertible security. Accordingly, the Company recorded the estimated fair value of the convertible security on the date of issuance of $3,458 as a long-term liability. The estimated fair value of the convertible security at issuance was determined assuming a probability of 30% that a qualified equity financing would occur prior to its expiration. The remaining $16,542 of Y Combinator’s investment was allocated to common stock and additional paid-in capital.

The convertible security expired on February 2, 2011 and upon expiration, the $3,458 carrying value was reclassified to additional paid-in capital.

Common Stock Reserved for Future Issuance

The Company’s reserved shares of common stock for future issuance as of December 31, 2011, are as follows:

Shares

Common stock options outstanding	1,968,000
Shares available for future issuance under the 2010 Plan	1,682,372
Preferred Stock outstanding	5,316,430

Total shares of authorized common stock reserved for future issuance	8,966,802

Stock Option and Incentive Plan

The Company’s 2010 Plan provides for the issuance of incentive and non-qualified stock options and restricted stock to employees and consultants. Incentive stock options may only be granted to employees. The Board determines the period over which stock options become exercisable and the repurchase option period for restricted stock. The contractual term of options is ten years. Initially, there were 2,424,482 shares reserved for issuance under the 2010 Plan. In April 2011, the Company amended the 2010 Plan to increase the number of shares reserved for issuance to 3,650,372 shares. The number of options available for future grant under the 2010 Plan was 1,682,372 at December 31, 2011.

The following table summarizes the stock option award activity under the 2010 Plan during the year ended December 31, 2011:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value(2)

Outstanding at December 31, 2010	1,244,000	$0.05
Granted	744,000	0.06
Exercised	—	—		$—
Forfeited	(20,000)	0.05

Outstanding at December 31, 2011	1,968,000	$0.05	9.14	$12,240

Exercisable at December 31, 2011	460,829	$0.05	8.77	$4,608

Vested and expected to vest at December 31, 2011(1)	1,968,000	$0.05	9.14	$12,240

(1)	This represents the number of vested options as of December 31, 2011 plus the number of unvested options expected to vest as of December 31, 2011, based on the unvested options outstanding at December 31, 2011 and adjusted for the estimated forfeiture rate.
(2)	The aggregate intrinsic value was calculated based on the positive difference between the estimated fair value of the Company’s common stock on December 31, 2011 or the date of exercise, as appropriate, and the exercise price of the underlying options.

No restricted stock awards have been issued under the 2010 Plan through December 31, 2011.

Restricted Stock

On January 12, 2010, the Company issued 7,200,000 shares of restricted common stock to the employee co-founders and certain non-employee consultants. The shares of restricted common stock were issued pursuant to standalone restricted stock purchase agreements that are independent of the 2010 Plan. The shares of restricted common stock carried a purchase price equivalent to the grant-date fair value of $0.00189 per share, but no cash proceeds were received by the Company in exchange for the shares issued. Instead, the restricted shares were issued solely in exchange for future services to be provided by the recipients. Accordingly, compensation cost was measured based on the fair value of the underlying common stock.

Under the terms of the restricted stock purchase agreements, the Company has a repurchase option whereby it has the right to repurchase any unvested shares upon termination at a price per share equal to the lesser of: (i) the fair market value of the Company’s common stock on the date of repurchase and (ii) the original purchase price. The shares of restricted common stock issued to the Company’s co-founders originally vested ratably over a period of 24 months. The shares of restricted common stock issued to the non-employee consultants vested based on a predefined number of shares on an hourly basis as services were provided.

The Company recognized compensation expense and an associated accrued expense for restricted stock awards issued pursuant to standalone restricted stock purchase agreements upon issuance based on the aggregate grant date fair value due to previous instances of the Company repurchasing unvested shares of restricted stock upon termination and the associated non-substantive service condition. As the awards of restricted stock vest, the Company reclassifies the accrued expense to additional paid-in capital. As of December 31, 2011 and 2010, the balance of the associated accrued expense was $9,450 and $8,263, respectively. The Company reclassified ($3,266) and $5,345 from accrued expenses to additional paid-in capital during the year ended December 31, 2011 and for the period from January 8, 2010 (Inception) through December 31, 2010, respectively, as a result of the vesting of restricted stock awards, net of additional restrictions placed on previously vested shares. Despite the fact that the Company did not receive cash proceeds upon issuance, the Company made payments totaling $2,079 during the year ended

December 31, 2011 for the repurchase of unvested shares of restricted stock. The Company did not repurchase any shares of restricted stock during the period from January 8, 2010 (Inception) through December 31, 2010.

On April 14, 2011, the Company amended the restricted stock purchase agreements for the co-founders to reset and recast the vesting term such that the underlying shares would be released from the repurchase option on a ratable basis over a period of 48 months, starting on May 1, 2011. As a result of the vesting modification, 3,750,000 restricted common shares issued to the co-founders that had previously vested under the original vesting provisions were placed under restriction. There was no impact to stock-based compensation expense as a result of the modification because the Company had recognized the aggregate grant date fair value upon issuance and the modification was considered a Type 1 modification under ASC 718. On September 13, 2011, the Company accelerated the vesting for one of the awards to a non-employee consultant whereby the repurchase option was released for 22,172 previously unvested shares upon termination. As a result, the incremental fair value of the accelerated shares as of the modification date totaling $1,288 was recognized as compensation expense on the date of modification.

The Company did not grant any shares of restricted common stock during the year ended December 31, 2011. The following table summarizes the restricted stock activity during the year ended December 31, 2011:

	Number of Shares	Weighted-Average Grant-Date Fair Value

Unvested at December 31, 2010	4,372,172	$0.00189
Granted	—	—
Vested	(2,022,172)	0.00189
Repurchased	(1,100,000)	0.00189
Other	3,750,000	0.00189

Unvested at December 31, 2011	5,000,000	0.00189

The aggregate fair value of restricted stock awards that vested during the year ended December 31, 2011 and the period from January 8, 2010 (Inception) through December 31, 2010, based on the estimated fair value of the underlying common stock on the date of vesting, was $107,580 and $93,281, respectively.

7. Related-Party Transactions

Immediate family members of the chief executive officer and co-founder of the Company invested $100,000 in the 2010 Notes, which, along with accrued interest, converted into 210,063 shares of Preferred Stock and 337,556 shares of common stock in April 2011 (see Note 5). The same family members also invested $600,000 in 2011 to purchase an additional 1,227,496 shares of Preferred Stock (see Note 6).

Additionally, in November 2011, the Company granted an employee an advance of $10,000. The outstanding balance of $9,000 as of December 31, 2011 is included in prepaid expenses and other current assets.

8. Income Taxes

For both the period from January 8, 2010 (Inception) through December 31, 2010 and the year ended December 31, 2011, the Company did not record any income tax expense.

The components of the deferred income tax assets and liabilities consisted of the following:

	December 31
	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$670,491	$135,944
Tax credit carryforwards	40,057	3,852
Cash to accrual adjustment	60,706	18,652
Other temporary differences	539	9,617

Total deferred tax assets	771,793	168,065

Deferred tax liabilities:
Fixed assets	(2,644)	(2,657)

Total deferred tax liabilities	(2,644)	(2,657)

Net deferred tax assets	769,149	165,408
Valuation allowance	(769,149)	(165,408)

	$—	$—

The Company’s management has evaluated the positive and negative evidence bearing upon the realizability of its net deferred tax assets. Management has determined that it is more likely than not that the Company will not recognize the benefits of federal and state net deferred tax assets and, as a result, has provided a valuation allowance for the full amount of the net deferred tax assets. The increase in valuation allowance from 2010 to 2011 is principally a result of the 2011 loss from operations.

At December 31, 2011, the Company had federal and state net operating loss carryforwards of approximately $1,694,400 and $1,620,989, respectively, which are available to offset future taxable income. The federal and state net operating losses begin to expire in 2030 and 2025, respectively. The Company had federal and state research and development tax credit carryforwards of $32,313 and $11,733, which expire at various dates through 2030 and 2025, respectively.

Utilization of the net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously, or that could occur in the future. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively.

Interest and penalty charges, if any, related to uncertain tax positions would be classified as income tax expense in the accompanying statements of operations. At December 31, 2011 and 2011, the Company had no accrued interest or penalties related to uncertain tax positions. Since the Company is in a loss carryforward position, the Company is generally subject to examination by the U.S. federal, state and local income tax authorities for all tax years in which a loss carryforward is available.

9. Supplementary Balance Sheet Information

Prepaid expenses and other current assets consist of the following:

	December 31
	2011	2010

Prepaid expenses	$66,358	$11,176
Other current assets	19,694	590

Total	$86,052	$11,766

Accrued expenses consist of the following:

	December 31
	2011	2010

Accrued payroll and related benefits	$92,250	$36,969
Stock-based compensation liability	9,450	8,263
Accrued professional fees and outside contractors	12,539	4,120
Accrued web hosting	4,549	10,515
Accrued license fees	609	2,910
Accrued other expenses	12,164	2,182

Total	$131,561	$64,959

10. Simple IRA Savings Plan

The Company maintains a defined contribution savings plan covering all eligible employees under Section 408(p) of the Internal Revenue Code. The Company matches employee contributions to the plan up to 3% of eligible employees’ salaries. Company contributions are charged to expense in the month they are incurred. During the year ended December 31, 2011 and the period from January 8, 2010 (Inception) through December 31, 2010, the Company contributed $23,866 and $12,198, respectively, to the plan.

11. Subsequent Events

Subordinated Convertible Notes

In May and June 2012, the Company issued $450,000 of unsecured Subordinated Convertible Notes to certain existing stockholders, pursuant to note purchase agreements (the “Note Purchase Agreements”). The principal amount and all interest is due on dates ranging from November 25, 2013 to December 7, 2013. The Subordinated Convertible Notes bear interest at a rate of 3%, compounded annually. The Company has the right to prepay the Subordinated Convertible Notes without penalty.

The Subordinated Convertible Notes are subject to automatic conversion into equity securities issued in the Company’s next equity financing (the “Next Equity Securities”) issued and sold at the close of the Company’s next equity financing yielding gross proceeds of at least $5,000,000 (the “Next Equity Financing”). In the event of the Next Equity Financing, the outstanding principal and accrued interest will automatically convert into an amount of unregistered shares of equity securities, equal to the outstanding principal and accrued interest at such closing date divided by the applicable conversion price (the

“Conversion Price”). The Conversion Price is determined as (i) 90% of the price per share of the majority of the Next Equity Securities if Next Equity Financing is consummated within 180 days following the date of issuance of the Note Purchase Agreements; or (ii) 80% of the price per share of the majority of the Next Equity Securities if Next Equity Financing is more than 180 days following the date of issuance of the Note Purchase Agreements.

Upon a change of control event (“Change of Control”), which is defined in the Note Purchase Agreements as a sale, merger, consolidation or other capital reorganization or business combination of the Company with or into another entity, or the consummation of transaction(s) whereby the “beneficial owners” of the Company directly or indirectly own all of the Company’s then-outstanding voting securities, the creditors, at the option of at least a majority of the creditors, will convert into either (x) cash equal to (i) 1.1 times the principal then outstanding plus any accrued and unpaid interest thereon if such change of control occurs within 180 days following the date of issuance of the Note Purchase Agreements; or (ii) 1.2 times the principal then outstanding plus any accrued and unpaid interest thereon if such change of control occurs more than 180 days following the date of issuance of the Note Purchase Agreements, or (y) common stock of the Company at a price per share that is (i) 90% of the price per share of the majority of the Next Equity Securities if Next Equity Financing is consummated within 180 days following the date of issuance of the Note Purchase Agreements; or (ii) 80% of the price per share of the majority of the Next Equity Securities if Next Equity Financing is more than 180 days following the date of issuance of the Note Purchase Agreements.

Merger Agreement

On August 14, 2012 (the Closing Date), pursuant to an Agreement and Plan of Merger (the Merger Agreement) by and among the Company and Brightcove Inc., Zebra Acquisition Corporation, a Delaware corporation (MergerCo), and James Lindenbaum as Securityholders’ Representative, Brightcove Inc. completed its previously announced acquisition of all of the issued and outstanding shares of capital stock of the Company, and MergerCo merged with and into the Company, with the Company remaining as the surviving entity and a wholly-owned subsidiary of Brightcove Inc. At the closing, Brightcove Inc. paid approximately $30.0 million in cash. Pursuant to the Merger Agreement, $4.6 million of the purchase price was placed into an escrow fund to settle certain claims for indemnification for breaches or inaccuracies in the Company’s representations and warranties, covenants, agreements, and losses attributable to certain taxes, and payments due to the Company for certain adjustments to the calculation of the working capital of the Company as of the close of business on the day immediately prior to the Closing Date.

The Merger and Merger Agreement were approved by the Board of Directors of Brightcove Inc., the Board of Directors and sole stockholder of MergerCo and the Board of the Company. The Merger Agreement contains customary representations, warranties, and covenants by each of the parties.